EXHIBIT 23(a)


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors and Stockholders
New Brunswick Scientific Co., Inc.:


We consent to the use of our report dated March 8, 2006, with respect to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, all incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/KPMG  LLP

Short Hills, New Jersey
August 9, 2006



                                 Exhibit 23(a)